   As filed with the Securities and Exchange Commission on October 23, 1998.

                                                           Registration No. 333-
                                                           =====================

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                            LAMAR ADVERTISING COMPANY
             (Exact name of registrant as specified in its charter)

            DELAWARE                                           72-1205791
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                            5551 CORPORATE BOULEVARD
                          BATON ROUGE, LOUISIANA 70808
                                 (225) 926-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ----------------------

                              KEVIN P. REILLY, JR.
                 Chairman, President and Chief Executive Officer
                            Lamar Advertising Company
                            5551 Corporate Boulevard
                          Baton Rouge, Louisiana 70808
                                 (225) 926-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with a copy to:

                              STANLEY KELLER, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this Registration Statement.

                             ----------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum     Proposed maximum
Title of each class of securities   Amount to be      offering price per   aggregate offering        Amount of
       to be registered              registered            share(1)             price (1)        registration fee

--------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.001
par value per share                 63,005 shares           $28.76            $1,812,023.80               $503.74
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the high and low prices on October 16, 1998 as reported on the consolidated tape for stocks quoted on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 23, 1998


--------------------------------------------------------------------------------

                            Lamar Advertising Company
                            5551 Corporate Boulevard
                          Baton Rouge, Louisiana 70808
                                 (225) 926-1000

--------------------------------------------------------------------------------

                            LAMAR ADVERTISING COMPANY

                                  63,005 Shares

                              Class A Common Stock


         Lamar Class A Common Stock trades on the Nasdaq National Market under the symbol "LAMR." On October 16, 1998, the last reported per share sale price of Lamar Class A Common Stock was $29.13.

         We previously issued 63,005 shares of Lamar Class A Common Stock to the former stockholders of Mountaineer Outdoor Sign, Inc. in connection with our acquisition of that company. This prospectus relates to resales of those shares.

         The shares may be offered and sold by the selling stockholders from time to time in open-market or privately-negotiated transactions which may involve underwriters or brokers.

         We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

         We have two types of Common Stock: Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock have the same rights and powers, except that a share of Class A Common Stock entitles the holder to one vote and a share of Class B Common Stock entitles the holder to ten votes.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF CLASS A COMMON STOCK.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1998.

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
Lamar Advertising Company...................................................................................3

Where You Can Find More Information.........................................................................3

Risk Factors................................................................................................4

Selling Stockholders........................................................................................9

Plan of Distribution........................................................................................9

Legal Matters...............................................................................................10

Experts.....................................................................................................10

                            LAMAR ADVERTISING COMPANY

         Lamar Advertising Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. We conduct a business that has operated under the Lamar name since 1902. As of October 1, 1998, we operated approximately 70,000 displays in 36 states. We also operate the largest logo sign business in the United States. Logo signs are signs located near highway exits which deliver brand name information on available gas, food, lodging and camping services. As of October 1, 1998, we maintained over 23,000 logo sign structures in 18 states. We also operate transit advertising displays on bus shelters, bus benches and buses in several markets.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

         o    Annual Report on Form 10-K for the year ended December 31, 1997;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         o Current Reports on Form 8-K/A filed with the SEC on April 17, 1998 and October 19, 1998 and Current Reports on Form 8-K filed with the SEC on June 5, 1998, June 26, 1998, August 14, 1998 and October 15, 1998;

         o The consolidated financial statements of Penn Advertising, Inc. and Subsidiary contained in the our Current Report on Form 8-K/A filed with the SEC on June 13, 1997;

         o The statement of assets acquired and liabilities assumed of National Advertising Company - Lamar Acquisition as of August 14, 1997, and the related statement of revenues and expenses for the years ended December 31, 1996 and 1995, contained in our Current Report on Form 8-K/A filed with the SEC on October 27, 1997; and

         o The description of the Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 7, 1996, as amended by Form 8-A/A filed with the Commission on July 31, 1996.

         You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                            Shareholder Services
                            Lamar Advertising Company
                            5551 Corporate Boulevard
                            Baton Rouge, LA 70808
                            (225) 926-1000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

If you purchase shares of Lamar Class A Common Stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information that we have referred you to.

It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our:

    o     market opportunities;
    o     acquisition opportunities;
    o     ability to compete; and
    o     stock price.

Generally, the words "anticipates," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ significantly from the results discussed in the forward-looking statements.

SIGNIFICANT DEBT

We have borrowed substantial amounts of money in the past and may borrow more money in the future.

A syndicate of commercial banks has committed to loan us up to $400 million in revolving credit and term loans under a credit facility which matures on December 31, 2005. As of October 1, 1998, we owed $323 million under this credit facility. In addition, upon our request, the banks have the option to loan us an additional $100 million dollars under the terms of this credit facility. Loans under the credit facility bear interest at applicable margins (which vary based upon our indebtedness to trailing four quarter EBITDA) over prevailing LIBOR or Chase Bank Base Rates as in effect from time to time.

We have an aggregate of $455 million in notes outstanding. Our 9 5/8% Senior Subordinated Notes mature in 2006, and our 8 5/8% Senior Subordinated Notes mature in 2007. We pay interest on each series of notes twice a year.

In connection with our acquisition of Outdoor Communications, Inc., we assumed $105 million of Senior Subordinated Notes which mature in 2007 and issued an additional $45 million of notes to former stockholders of Outdoor
Communications, Inc. which are due January 10, 1999.

In addition to our debt, we have outstanding Class A Preferred Stock which receives a yearly cumulative preferred dividend. As of September 30, 1998, $3,649,035 of Class A Preferred Stock with a par value of $638 per share were outstanding and entitled to annual dividends of $364,903.

A large part of our cash flow from operations must be used to make payments on our debt and Class A Preferred Stock. If our operations make less money in the future, we may need to borrow to make these payments. We cannot guarantee that such additional financing will be available or available on favorable terms. We also may need the consent of the banks under our credit facility, or the holders of other indebtedness, to borrow additional money. Some of our competitors have less debt and, therefore, may have more flexibility operating their businesses and using their cash flow from operations.

RESTRICTIONS IN DEBT AGREEMENTS

The terms of our credit facility and the indentures relating to our outstanding notes restrict, among other things, our ability to:

    o     dispose of assets;
    o     incur or repay debt;
    o     create liens; and
    o     make investments.

The credit facility also requires that we maintain specified financial ratios and levels including:

    o     cash interest coverage;
    o     fixed charge coverage;
    o     senior debt ratios; and
    o     total debt ratios.

Our ability to comply with these restrictions, and any similar restrictions in future agreements, depends on the performance of the company. Because our performance is subject to prevailing economic, financial and business conditions and other factors that are beyond our control, we may be unable to comply with these restrictions in the future. Failure to comply with the restrictions may cause all amounts outstanding under the credit facility to become immediately due. We cannot guarantee that we would be able to make such a payment or that making the payment would not adversely affect our financial position.

CHANGES IN ECONOMIC AND ADVERTISING TRENDS

We sell advertising space to generate revenues. General economic conditions and trends in the advertising industry affect the amount of advertising space purchased. A reduction in money spent on our displays could result from:

    o     a general decline in economic conditions;
    o a decline in economic conditions in particular markets where we conduct business; or
    o a reallocation of advertising expenditures to other available media by significant users of our displays.

Although we believe that in recent years the amount of money spent on outdoor advertising has increased faster than total U.S. advertising expenditures, this performance may not continue in the future. Moreover, the amount spent on all advertising, including the outdoor segment, may decline.

POTENTIAL ELIMINATION OR REDUCTION OF TOBACCO ADVERTISING

Manufacturers of tobacco products, mainly cigarettes, were historically major users of outdoor advertising displays. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressures and other factors. Our revenues from the tobacco products industry are depicted in the following table.

       ------------------------------------------
                                    OUTDOOR
                                  ADVERTISING
            PERIOD ENDED         NET REVENUES
       ------------------------------------------
           June 30, 1998               9%
       ------------------------------------------
         December 31, 1997             9%
       ------------------------------------------
          October 31, 1996            10%
       ------------------------------------------
          October 31, 1995             9%
       ------------------------------------------
          October 31, 1994             7%
       ------------------------------------------
          October 31, 1993             7%
       ------------------------------------------
          October 31, 1992            12%
       ----------------------- ------------------

As you can see from the table, the percentage of our advertising revenues that come from the tobacco products industry has decreased over the last several years. The tobacco industry could further decrease its outdoor advertising expenditures voluntarily or as a result of governmental regulation. We are not certain what affect any such reduction would have on our operations.

In June 1997 several of the major tobacco companies in the United States that had been sued by numerous state attorneys general reached agreement on a proposed settlement. The terms of this proposed settlement included a ban on all outdoor advertising of tobacco products commencing nine months after finalization of the settlement. The settlement, however, was subject to numerous conditions, most importantly the enactment of legislation by the federal government. The settlement collapsed in June 1998 after Congress failed to enact the required legislation. The bill was resubmitted to the Senate Commerce Committee, but further action before the end of the 1998 Congressional session is unlikely.

In October 1998, the tobacco companies and attorneys general of 38 states began discussing a new national tobacco settlement. Under the terms of the proposed plan, tobacco companies would discontinue all advertising on billboards. At this time the timing and terms of any definitive settlement are uncertain. If the tobacco industry eliminates or reduces billboard advertising, our outdoor advertising revenues could decrease immediately and our available inventory could increase. An increase in available inventory could cause us to reduce our rates or limit our ability to raise rates for some period. If a new tobacco settlement were finalized according to the proposed terms and if we were unable to replace revenues from tobacco advertising, the proposed settlement would have an adverse effect on our results of operations. While we believe that we would be able to replace a substantial portion of the tobacco advertising revenues that would be eliminated, we cannot guarantee that we will be able to do so or do so at comparable advertising rates.

The states of Florida, Mississippi, Texas and Minnesota have reached separate settlements of litigation with the tobacco industry. These settlements were not conditioned on federal government approval. The Florida and Mississippi settlements provided for the elimination of all outdoor advertising of tobacco products by February 1998 and the Texas settlement requires removal by June 1998. We removed all of our tobacco billboards and advertising in Florida, Mississippi and Texas in compliance with those settlement deadlines. The Minnesota settlement requires the elimination of all outdoor advertising of tobacco products by November 1998. The following table sets forth information about our advertising markets in Florida, Mississippi and Texas at December 31, 1997.

---------------------------------------------------------------------------------------------------------------------
                                                                                                 PORTION OF TOTAL
                                                                         TOTAL ADVERTISING     ADVERTISING REVENUES
                           # OF ADVERTISING      # OF MARKETS IN THE     REVENUES IN STATE          FROM TOBACCO
         STATE                  DISPLAY                 STATE               (IN MILLIONS)           ADVERTISING
---------------------------------------------------------------------------------------------------------------------
Florida                          4,253                    7                    $19.2                   $1.8
---------------------------------------------------------------------------------------------------------------------
Mississippi                      2,532                    3                    $10.6                   $0.8
---------------------------------------------------------------------------------------------------------------------
Texas                            3,300                    6                    $11.0                   $0.8
---------------------------------------------------------------------------------------------------------------------

Before our acquisition of Outdoor Communications, Inc. on October 1, 1998, we did not have any outdoor advertising displays for tobacco products in Minnesota. By acquiring Outdoor Communications, Inc. we acquired 1,329 outdoor advertising displays, some of which were used for advertising tobacco products. However, we removed all of our outdoor advertising displays for tobacco products in Minnesota before the settlement deadline of November 1998.

Although we have removed all of our tobacco advertising in states where settlements are in place, the size and scope of the Minnesota settlement, which includes the ban on all outdoor tobacco advertising, may foreshadow similar settlements of tobacco-related litigation in other states, which may adversely affect outdoor advertising revenues.

REGULATION OF OUTDOOR ADVERTISING

The outdoor advertising business is regulated by federal, state and local governments. The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments prohibit the construction of new billboards and the reconstruction of significantly damaged billboards. Others allow new construction only to replace existing structures.

Some of the jurisdictions where we do business have adopted amortization ordinances. These ordinances mandate removal of outdoor advertising displays by a future date. The ordinances often do not provide for payment to the owner for the loss of structures that are required to be removed. Certain federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Although we have been successful in the past in negotiating acceptable arrangements when our displays have been subject to removal or amortization under these types of local laws, we may not be successful in the future. We cannot predict what effect these types of regulations will have on our operations in the future.

We do not believe that any laws currently in place will have a material adverse effect on our business. However, additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor adverting at the federal, state or local level may have a serious adverse effect on our results of operations.

RISKS RELATING TO GROWTH THROUGH ACQUISITIONS

We have substantially increased our inventory of advertising displays through acquisitions. Our operating strategy involves making purchases in markets where we currently compete as well as in new markets. We believe that opportunities to purchase other outdoor advertisers will be available in the future because the outdoor advertising industry is made up of many participants of various sizes. The market has been consolidating, however, and this may adversely affect our ability to find suitable candidates for purchase.

We are also likely to face increased competition from other outdoor advertising companies for the companies or assets we wish to purchase. Increased competition may lead to higher prices for outdoor advertising companies and assets and decrease those we are able to purchase. We do not know if we will have sufficient capital resources to make purchases, obtain any required consents from our lenders, or find purchasing opportunities with acceptable terms.

From January 1, 1997 to October 1, 1998, we purchased 60 complementary businesses, the most significant of which was the acquisition of Outdoor Communications, Inc. for $385 million. We must integrate these businesses into our existing operations. This process of integration may result in unforeseen difficulties and could require significant time and attention from our management that would otherwise be directed at developing our existing business. Further, we cannot be certain that the benefits and cost savings that we anticipate from these purchases will develop.

COMPETITION

We face competition from other outdoor advertising companies, some of which may be larger and better financed than we are, as well as from other forms of media, including television, radio, newspapers and direct mail advertising. We must also compete with an increasing variety of other out-of-home advertising media that include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses.

We believe that our local orientation, including our maintenance of local offices, has enabled us to compete successfully to date. We cannot be sure that in the future we will compete successfully against the current and future sources of outdoor advertising competition and competition from other media. The competitive pressure that we face could adversely affect our profitability or financial performance. In our logo sign business, we currently face competition for state franchises from two other logo sign providers as well as local companies. Initially, we compete for state franchises as they are privatized. Because these franchises expire after a limited time, we must compete to keep our existing franchises each time they are up for renewal.

POTENTIAL LOSSES FROM HURRICANES

A significant portion of our structures are located in the Mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, we have incurred significant losses due to severe storms. These losses resulted from structural damage, overtime compensation, loss of billboards that could not be replaced under applicable laws and reduced occupancy because billboards were out of service. We have determined that it is not economical to obtain insurance against losses from hurricanes and other storms. We have developed contingency plans to deal with the threat of hurricanes. For example, we attempt to remove the advertising faces on billboards at the onset of a storm, when possible, which permits the structures to better withstand high winds during a storm. We then replace these advertising faces after the storm has passed. Because of our contingency plans, we have experienced lower levels of losses from recent storms and hurricanes. Our losses due to structural damage caused during Hurricane Andrew in 1992 were less than $500,000, and we suffered no significant structural damage due to hurricanes in 1996 or 1997. We suffered some structural damage caused by Hurricane Georges in September 1998. Based on preliminary estimates, we anticipate these losses will be approximately $750,000. We cannot assure, however, that our contingency plans will be effective in the future.

RISKS IN OBTAINING AND RETAINING LOGO SIGN FRANCHISES

A growing portion of our revenues and operating income come from our logo sign franchises. We cannot predict what remaining states, if any, will start logo sign programs or convert state-run logo sign programs to privately operated programs. We compete with many other parties for new state logo franchises. Even when we are awarded a franchise, the award may be challenged under state contract bidding requirements. If an award is challenged, we may incur delays and litigation costs.

Generally, state logo sign franchises have a term, including renewal options, of ten to twenty years. States may terminate a franchise early, but in most cases must pay compensation to the franchise-holder for early termination. Typically, at the end of the term of the franchise, ownership of the structures is transferred to the state without compensation to the franchise-holder. One of our logo sign franchises is due to terminate in the next two years and two are subject to renewal during that period. We cannot guarantee that we will be able to obtain new logo sign franchises or renew our existing franchises. In addition, after we receive a new state logo franchise, we generally incur significant start-up costs. We cannot guarantee that we will continue to have access to the capital necessary to finance those costs.

RELIANCE ON KEY EXECUTIVES

Our success depends to a significant extent upon the continued services of our executive officers and other key management and sales personnel. Kevin P. Reilly, Jr., our Chief Executive Officer, our six regional managers and the manager of our logo sign business, in particular, are essential to our continued success. Although we have designed our incentive and compensation programs to retain key employees, we have no employment contracts with any of our employees and none of our executive officers have signed non-compete agreements. We do not maintain key man insurance on our executives. If any of our executive officers or other key management and sales personnel stopped working with us in the future, it could have an adverse effect on our business.

CONTROLLING STOCKHOLDER

Kevin P. Reilly, Jr., our Chief Executive Officer, is the managing general partner of the Reilly Family Limited Partnership. On the date of this prospectus this partnership beneficially owns all of the outstanding shares of Class B Common Stock, which shares represent approximately 83.4% total voting power of the Common Stock as of October 9, 1998. As a result, Mr. Reilly, or his successor as managing general partner, controls the outcome of matters requiring a stockholder vote. These matters include electing directors, amending our certificate of incorporation or by-laws, adopting or preventing certain mergers or other similar transactions, like a sale of substantially all of our assets. Mr. Reilly would also decide the outcome of transactions that could give the holders of our Class A Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares. Our officers, directors and their affiliates (not including the Reilly Family Limited Partnership) on the date of this prospectus beneficially own shares of our Common Stock having approximately 2.4% of the total voting power of the Common Stock.

Accordingly, purchasers of the Class A Common Stock that are being offered under this prospectus will be minority stockholders. They will have no control over the management or business practices of the company. Further, subject to contractual restrictions and general fiduciary obligations, we are not prohibited from engaging in transactions with management or our principal stockholders or with entities that members of management or our principal stockholders have an interest. Our certificate of incorporation does not provide for cumulative voting in the election of directors and, consequently, the controlling stockholders can elect all the directors.

CERTAIN ANTI-TAKEOVER PROVISIONS

Certain provisions of our certificate of incorporation and by-laws may discourage a third party from offering to purchase the company. These provisions, therefore, inhibit actions that would result in a change in control of the company. Some of the actions that are inhibited by these provisions could give the holders of the Class A Common Stock the opportunity to realize a premium over the then-prevailing market price of their stock. These provisions may also adversely affect the market price of the Class A Common Stock. For example, under our certificate of incorporation we can issue "blank check" Preferred Stock with such designations, rights and preferences as our board of directors determines from time to time. If it is issued, this type of Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of the company. In addition, if we issue Preferred Stock, it may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of Class A Common Stock. We do not currently intend to issue any shares of this type of Preferred Stock, but we retain the right to do so in the future. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law which may discourage takeover attempts. The Reilly Family Limited Partnership, furthermore, has the voting power to approve or reject most takeover proposals.

VOLATILITY OF STOCK PRICE

From time to time, the market price for the Class A Common Stock may change dramatically. Our quarterly operating results, changes in earning estimates by analysts, changes in general conditions in our industry, in the economy, in the financial markets or other developments that affect us, could cause the market price of the Class A Common Stock to fluctuate substantially.

Fluctuations in the market price of the Class A Common Stock may also occur because we have some degree of seasonality in our earnings and operating results. Typically, we experience our strongest financial performance in the summer and our lowest in the winter. We expect this trend to continue in the future. Because a significant portion of our expenses is fixed, a decrease in revenues in any quarter will likely produce a period to period decline in our operating performance and net earnings. The stock market has also experienced significant price and volume fluctuations in recent years. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to operating performance.

                              SELLING STOCKHOLDERS

         The selling stockholders are former stockholders of Mountaineer Outdoor Sign, Inc., which we recently acquired. We issued the shares covered by this prospectus to the selling stockholders in connection with the acquisition and agreed to register the shares. The following table sets forth the name and number of shares of Class A Common Stock owned by each selling stockholder, all of which may be offered by this prospectus. Neither of the selling stockholders has held any position or office with, been employed by or otherwise had a material relationship with, Lamar or any of our predecessors or affiliates since January 1, 1995, other than as a stockholder. As of October 20, 1998, there were approximately 35,933,155 million shares of Lamar Common Stock outstanding. The total number of shares issued in connection with the acquisition which may be offered by this prospectus represents less than 1% of that number:

                                                                      Number of Shares Owned as
                                                                  of October 20, 1998, all of which
              Name of Selling Stockholder                             are being offered hereby
              ---------------------------                         ---------------------------------
                   Oshel B. Craigo                                              36,442
                   Thomas Susman                                                26,563

         Individuals and entities who receive shares from a selling stockholder as a gift or in connection with a pledge may sell up to 500 of such shares using this prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares of Class A Common Stock received in the acquisition at various times in transactions in the over-the-counter market, on any exchange where the Class A Common Stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use dealers, agents or underwriters to sell their shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholders, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

         The selling stockholder and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of Class A Common Stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

         To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of Class A Common Stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any shares of Class A Common Stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

         We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders or any legal, accounting and other expenses of the selling stockholders.

                                  LEGAL MATTERS

         Palmer & Dodge LLP, Boston, Massachusetts, counsel to Lamar, is giving Lamar an opinion on the validity of the shares covered by this prospectus.

                                     EXPERTS

         The consolidated financial statements and schedule of Lamar Advertising Company and Subsidiaries as of October 31, 1996 and December 31, 1997, and for the years ended October 31, 1995 and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, incorporated by reference into this prospectus and Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated balance sheets of Outdoor Communications, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related statements of operations, stockholders' deficit and cash flows of Outdoor Communications, Inc. for the years ended June 30, 1998 and 1997, and the period from April 4, 1996 through June 30, 1996, the consolidated statements of operations, stockholders' deficit and cash flows of OCI Corp. of Michigan and subsidiaries (predecessor to Outdoor Communications, Inc.) for the period from August 1, 1995 through April 3, 1996, and the consolidated statements of operations, stockholders' deficit and cash flows of Mass Communications Corp. and subsidiary (predecessor to Outdoor Communications, Inc.) for the period from September 1, 1995 through April 3 1996, all of which have been incorporated by reference in this prospectus and in the Registration Statement, have been incorporated by reference in this prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         The consolidated balance sheets of Penn Advertising, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Philip R. Friedman & Associates, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The statement of assets acquired and liabilities assumed of National Advertising Company - Lamar Acquisition as of August 14, 1997, and the related statement of revenues and expenses for the years ended December 31, 1996 and 1995, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP (Coopers & Lybrand L.L.P. prior to its July 1, 1998 merger with Price Waterhouse LLP), independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the offering of the shares of Lamar Class A Common Stock registered under this Registration Statement will be borne by the registrant and are estimated as follows:

                  SEC Registration Fee.................................        $         500
                  Legal fees and expenses..............................        $      10,000
                  Miscellaneous expenses...............................        $      10,000
                                                                               -------------

                       Total...........................................        $      25,000
                                                                               =============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law grants the registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant except to the extent approved by a court.

         The registrant's By-laws provide that any person who is made a party to any action or proceeding because such person is or was a director or officer of the registrant will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, if such person has not acted, or in the judgement or the shareholders or directors of the registrant has not acted, with willful or intentional misconduct. The indemnification provided for in the registrant's By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

         The registrant's Certificate of Incorporation (the "Certificate") provides that directors of the registrant will not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.


ITEM 16.  EXHIBITS

         See Exhibit Index immediately following the signature page hereof.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on October 23, 1998.

                                         LAMAR ADVERTISING COMPANY


                                         By: /s/ Kevin P. Reilly, Jr.
                                             -----------------------------------
                                               Kevin P. Reilly, Jr., President
                                               and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Lamar Advertising Company hereby severally constitute and appoint each of Kevin P. Reilly, Jr. and Keith
A. Istre our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including pre- and post-effective amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 23, 1998.

SIGNATURE                                   TITLE
---------                                   -----
/s/ Kevin P. Reilly, Jr.                    Director and Principal Executive Officer
--------------------------------
Kevin P. Reilly, Jr.

/s/ Keith A. Istre                          Director and Principal Financial and Accounting Officer
--------------------------------
Keith A. Istre

/s/ Charles W. Lamar                        Director
--------------------------------
Charles W. Lamar

/s/ Gerald H. Marchand                      Director
--------------------------------
Gerald H. Marchand

                                            Director
--------------------------------
Jack S. Rome, Jr.

                                            Director
--------------------------------
William R. Schmidt

/s/ T. Everett Stewart, Jr.                 Director
--------------------------------
T. Everett Stewart, Jr.

                                  EXHIBIT INDEX

 Exhibit
Sequential
    No.                                 Description
----------                              -----------
   4.1             Amended and Restated Certificate of Incorporation of the
                   Registrant. Previously filed as Exhibit 3.1 to the
                   Registrant's Registration Statement on Form S-1 (File No.
                   333-05479), and incorporated herein by reference.

   4.2             By-Laws of the Registrant, as amended. Previously filed as
                   Exhibit 3.2 to the Registrant's Registration Statement on
                   Form S-1 (File No. 333-05479), and incorporated herein by reference.

   5.1             Opinion of Palmer & Dodge LLP.  Filed herewith.

   23.1            Consent of Palmer & Dodge LLP (contained in Exhibit 5.1).

   23.2            Consent of KPMG Peat Marwick LLP, independent auditors of
                   Lamar Advertising Company. Filed herewith.

   23.3            Consent of KPMG Peat Marwick LLP, independent auditors of
                   Outdoor Communications, Inc., Mass Communications Corp. and
                   OCI Corp. of Michigan. Filed herewith.

   23.4 Consent of Philip R. Friedman & Associates, independent accountants of Penn Advertising, Inc. Filed herewith.

   23.5 Consent of PricewaterhouseCoopers LLP, independent accountants of National Advertising Company - Lamar
                   Acquisition. Filed herewith.

   24.1 Power of Attorney (included on the signature page of this Registration Statement).